EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 13, 2021 with respect to the statements of condition including the related portfolios of Global Technology Leaders CDA Portfolio 2022-1, and American Innovation Leaders CDA Portfolio 2021-4 (included in Invesco Unit Trusts, Series 2181) as of December 13, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-260354) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 13, 2021